Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into effective as of this 21st day of February, 2017 (the “Effective Date”), by and between EASTGROUP PROPERTIES, INC., a Maryland corporation with its principal place of business at 190 East Capitol Street, Suite 400, Jackson, MS 39201-2152 (the “Company”), and WILLIAM D. PETSAS, residing at 5831 East Berneil Lane, Paradise Valley, AZ 85253 (the “Executive”).

RECITALS:

WHEREAS, in connection with Executive’s and the Company’s mutual decision for Executive to separate from his employment with the Company, Executive and the Company wish to compromise and fully and finally settle any and all claims and potential claims of any type between them, including but not limited to any claims for compensation or benefits under the amended and restated Severance and Change in Control Agreement by and between Executive and the Company dated May 18, 2016 (the “CIC Agreement”) and any other plans, agreements, or understandings related to Executive’s compensation for services performed for the Company during the period of his employment, and under any contract, plan, policy, practice, or arrangement, past or present, of the Company and any of its subsidiaries and affiliates; and

WHEREAS, the Company has tendered this Agreement to Executive for review on February 14, 2017 (the “Tender Date”), and Executive has thoroughly reviewed this Agreement, has entered into it knowingly and voluntarily and has consulted with his own legal counsel before signing it.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. Effective as of February 14, 2017 (the “Termination Date”) Executive resigned from his position as Senior Vice President of the Company as well as from all director, officer or other positions he held on behalf of the Company and each and every subsidiary or other affiliated entity of the Company. Executive agrees to execute promptly upon request by the Company any additional documents requested by the Company to facilitate these resignations; provided that Executive understands that such resignations are self-effectuating and are effective on the Termination Date.

2. Separation Pay and Benefits. In consideration of, subject to and conditioned on (a) Executive’s execution of this Agreement and compliance with its terms and conditions, and (b) Executive’s execution on or within twenty-one (21) days following the Tender Date and non-revocation thereof of the Waiver and Release of Claims set forth in Exhibit A (the “Release”, and the first date on which the Release is executed and delivered with all periods for revocation thereof expired the “Release Effective Date”), Executive will be entitled to receive the severance benefits described in this Section 2 (subject to the terms and conditions set forth in this Agreement).

(a) The Company will pay to Executive severance pay (“Cash Severance”) in the total amount of $1,195,000.00, less all required tax withholdings and other authorized deductions, on the 60th day after the Effective Date. The Cash Severance provided for in this Section 2(a) is in full satisfaction of the Company’s obligations under Sections 3(b), 4(b), 5 and 6(b) of the CIC Agreement.

(b) Effective as of the close of business on the Release Effective Date, the following restricted shares granted to Executive will be deemed fully vested and any restrictions on such restricted shares will fully lapse and will be settled in accordance with the provisions of the Company’s 2013 Equity Incentive Plan and the applicable award agreement.

(i) The restricted shares granted to Executive on March 2, 2016 and designated the 2015 Annual Long-Term Incentive Award, of which 2,288 shares are unvested as of the Termination Date;

(ii) The restricted shares granted to Executive on March 2, 2016 and designated the 2015 Long-Term Incentive Award, of which 1,326 shares are unvested as of the Termination Date;

(iii) The restricted shares granted to Executive on March 5, 2015 and designated the 2014 Annual Long-Term Incentive Award, of which 2,014 shares are unvested as of the Termination Date;

(iv) The restricted shares granted to Executive on March 5, 2015 and designated the 2014 Long-Term Incentive Award, of which 979 shares are unvested as of the Termination Date;

(v) The restricted shares granted to Executive on March 6, 2014 and designated the 2013 Annual Long-Term Incentive Award, of which 930 shares are unvested as of the Termination Date.

(c) All other restricted shares and bonus stock granted to Executive pursuant to the 2013 Equity Incentive Plan or the 2004 Equity Incentive Plan, as amended, that were outstanding and unvested as of the Termination Date (excluding, for purposes of clarity, the restricted shares deemed fully vested on the Release Effective Date by reason of Section 2(b) hereof) were cancelled and forfeited without consideration on the Termination Date.

(d) If Executive timely elects continued group medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Executive for the COBRA premium payments for himself and his eligible dependents under the Company’s group medical plan, less applicable withholdings, for the period of eighteen (18) months following the Termination Date. The reimbursements provided for in this Section 2(d) are in full satisfaction of the Company’s obligations, if any, under Section 6(d) of the CIC Agreement. Any reimbursements that are required under this Section 2(d) will be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by Executive; provided, that, before such reimbursement, Executive has submitted or the Company possesses the applicable and appropriate evidence of such expense(s).

3. Accrued Benefits. To the extent not already paid on or prior to the Effective Date, Executive will be entitled to receive (a) his full earned but unpaid base salary and vacation pay accrued through the Termination Date, (b) reimbursement for all business expenses properly incurred by Executive and for which he properly and timely made or makes a request for reimbursement in accordance with Company policy and (c) any accrued and vested amounts payable to Executive under the Company’s 401(k) plan and other retirement, deferred compensation and benefits plans in accordance with the terms of such plans and applicable law, in each event subject to applicable withholdings and deductions. The other amounts provided in this Section 3 will be paid by the Company in the ordinary course consistent with past practice and, if applicable, in accordance with the terms of the Company’s plans and policies. The amounts provided for in this Section 3 are in full satisfaction of the Company’s obligations under Sections 3(a), 4(a) and 6(a) of the CIC Agreement.

4. No Other Payments or Benefits. Except as provided in this Agreement, the Executive acknowledges and agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses), perquisites, or benefits of any kind or description from the Company, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, other than as described above and other than (i) any rights the Executive may have with respect to the continuation of dental insurance pursuant to COBRA on account of the termination of his employment; (ii) with respect to any of the capacities in which the Executive served the Company or any subsidiary or other affiliated entity of the Company, any rights the Executive may have for indemnity in relation to any acts or omissions of the Executive or a claim for coverage under any applicable insurances; and (iii) any claim relating to enforcement of the Agreement.

5. Non-disparagement. Executive hereby agrees that he will not disparage the Company or any of its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries or affiliates. Nothing in this Section 5 will prohibit Executive from (a) providing truthful information in response to a subpoena or other legal process, (b) from truthfully responding to any background or reference check by a prospective employer at Executive’s authorization, or (b) cooperating with government agencies or responding to an internal investigation or regulatory investigation.

6. Confidentiality of Information and Nondisclosure. The Executive agrees that the Executive will not, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory, investigative or adjudicatory authority or jurisdiction over the business of the Company, or any legislative or administrative body having supervisory, investigative or adjudicatory authority or jurisdiction over the business of the Company) having jurisdiction over the Executive, disclose to or use, for the benefit of himself, any person, corporation or other entity other than the Company, (i) any non-public or not generally known information concerning any financial matters, tenant relationships, competitive status, vendor matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and any of its subsidiaries and affiliates, (ii) any proprietary management, operational, trade, technical or other secrets or any other proprietary information or other proprietary data of the Company and any of its subsidiaries and affiliates that Executive knows to be confidential, (iii) any information regarding any of the Company’s employees where such disclosure is otherwise restricted by law or regulation, or (iv) any other information related to the Company and any of its subsidiaries and affiliates which the Executive knows is not publicly available or generally known (collectively, “Confidential Information”) . The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company. Nothing in this Agreement, including the obligations under Section 5, or any other agreement with the Company prohibits or prevents the Executive from filing a complaint or charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. Notwithstanding the non-disclosure, non-disparagement or any other provision of this Agreement, the Executive acknowledges and affirms his understanding that nothing in this Agreement is intended to preclude, prohibit, or otherwise limit, in any way, his rights and abilities to contact, communicate with, or report matters to any government entity or agency including but not limited to the United States Department of Justice, the Equal Employment Opportunity Commission, any Office of Inspector General of any United States agency, the United States Securities and Exchange Commission, or Congress, regarding possible violations of laws or regulations. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made, the Executive will not be entitled to recover any individual monetary relief or other individual remedies, except that this provision is not applicable to any bounty that may be recoverable by the Executive as a result of participating in the Securities and Exchange Commission’s whistleblower program.

7. Dispute Resolution; Injunctive Relief.

(a) The Company and the Executive shall attempt to resolve between them any dispute that arises under this Agreement. If they cannot agree within ten days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to arbitration with each party having the right to appoint one arbitrator and those two arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of two of the three arbitrators shall be final. The arbitrators must reach a decision within 60 days after the selection of the third arbitrator. The arbitration shall take place in Jackson, Mississippi. The arbitrators shall apply Mississippi law. The costs of such arbitration shall be shared equally by the Executive and the Company.

(b) Executive agrees that if he breaches any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement without affecting the validity and enforceability of the Release.

(c) Notwithstanding Section 7(a) above, the Executive agrees that if he breaches Sections 5 or 6 of this Agreement, the Company will be entitled to seek immediate injunctive relief restraining the Executive from conduct in breach of this Agreement.

(d) Nothing in this Agreement may be construed as prohibiting the Company from pursuing any other remedies available to it for a breach of this Agreement, including the recovery of damages from the Executive.

8. Company Property.

(a) On or prior to the Effective Date, Executive shall have returned to the Company all Company property in his possession or use, including, without limitation, all automobiles, fax machines, printers, credit cards, building-access cards and keys, computers, cell phones, other electronic equipment, and any records, documents, software, e-mails or other data from his personal computers or cell phones which are not themselves Company property, however stored, relating to or containing Confidential Information.

(b) The Company acknowledges that following the Termination Date, Executive may retain his Company-issued laptop computer and Apple iPad tablet (the “Devices”), provided that he uses best efforts to permit the Company to ensure the return of any Company information residing on the Devices in a manner satisfactory to the Company and that he will not delete that information without the Company’s permission. Executive understands that the Company intends to image the hard drives of the Devices, wipe or erase their contents, except for Executive’s personal and private information, and then return them to the Executive. In addition, Executive will cooperate with the Company to remove from the Devices any Company-licensed software the Company deems necessary to remove to comply with its licensing obligations.

9. Cooperation. Executive agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees at such times, manner and places as reasonably and mutually acceptable (except that Executive agrees to appear at such times, manner and places as may be directed by a court or pursuant to a court order): (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein; (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; and (c) in connection with any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents, including (without limitation) any matters in which Executive is currently involved. Executive’s cooperation will include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which Executive provides services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations; executing accurate and truthful documents; preparation for, reasonable assistance with, or participation in any legally required process after the Effective Date; testifying or otherwise appearing at depositions, arbitrations or court hearings; preparation for the above-described or similar activities; and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive understands that he will receive no additional compensation in connection with his preparation for, reasonable assistance with or participation in any legally required process after the Effective Date (including, without limitation, responding to any discovery request, deposition notice or subpoena for testimony). In all cases, however, Executive will be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company incurred in connection with his assistance and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

If Executive is required to give testimony in any legal proceeding involving or relating to the Company, any of its customers, or his employment with the Company, and Executive and the Company are not adverse or reasonably likely to become adverse in such legal proceeding, the Company will, at its sole cost and expense, make available to Executive outside counsel of the Company’s choosing.

Nothing in this Section 9 prohibits or restrict Executive at any time from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state law relating to fraud, or any rule or regulation of the Securities and Exchange Commission.

10. No Admission. Executive acknowledges and agrees that the Company is not entering into this Agreement because it believes Executive has any valid legal claim against it. Executive further acknowledges and agrees that the purpose of this Agreement is to provide Executive with assistance in the transition of his employment status, while at the same time protecting the Company from the expense and disruption that are often incurred in defending against even a groundless claim. If Executive elects not to sign this Agreement and the Release, the fact that it was offered to Executive in the first place will not be understood or contended to be any indication that (i) the Company believed that Executive had been unlawfully treated in any respect or (ii) the Company is waiving any rights it had or may have to terminate Executive for cause.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts executed in and to be performed in that state without regard to its conflicts of laws provisions.

12. Waiver. The waiver by a party of any breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach by a party.

13. Assignment. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations under this Agreement and provide a copy thereof to Executive. This Agreement will inure to the extent provided under this Agreement to the benefit of and be enforceable by the Executive or the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not delegate any of the Executive’s duties, responsibilities, obligations or positions under this Agreement to any person and any such purported delegation will be void and of no force and effect.

14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. Notices. Any notices required or permitted to be given under this Agreement will be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested in the case of the Executive, to his principal residence address, and in the case of the Company, to the address of its principal place of business as set forth above, to the attention of the Director of Human Resources of the Company.

16. Entire Agreement. This Agreement, with its Exhibit A, constitutes the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes any obligations of the Company and the Executive under any previous agreements or arrangements, except as otherwise provided in this Agreement. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.

17. Code Section 409A. It is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Department regulations relating thereto (“Code Section 409A”), or an exemption to Code Section 409A. Payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable, so as not to subject the Executive to the payment of taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement will be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree, to the extent possible, to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Code Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, as of the date of the Executive’s separation from service, the Executive is a “specified employee” as defined under Code Section 409A, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Code Section 409A of the Code, no payments may be made and no benefits may be provided to the Executive during the period beginning on the date of the Executive’s separation from service and ending on the last day of the sixth month after such date. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

18. Headings. The descriptive headings used in this Agreement are used for convenience of reference only and do not constitute a part of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which will be deemed an original, but all of which will constitute one and the same instrument.

THE EXECUTIVE EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.

IN ACCORDANCE WITH THE TERMS OF THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE: (i) HAS READ AND UNDERSTANDS THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT WITHOUT FRAUD, DURESS, OR ANY UNDUE INFLUENCE; (ii) IS ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING BEFORE SIGNING THIS AGREEMENT; (iii) IS ENTITLED TO A PERIOD OF TWENTY-ONE (21) DAYS AFTER THE TENDER DATE TO CONSIDER THE TERMS OF THIS AGREEMENT, BUT MAY VOLUNTARILY ELECT TO SIGN THE AGREEMENT IN A SHORTER PERIOD OF TIME IN ORDER TO MORE QUICKLY RECEIVE THE CONSIDERATION SET FORTH IN PARAGRAPH 2 ABOVE; (iv) HAS SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE THE AGREEMENT, AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY PERIOD HAS EXPIRED; (v) IS RECEIVING PAYMENT AND OTHER CONSIDERATION FROM THE COMPANY THAT HE WOULD NOT OTHERWISE BE ENTITLED TO; AND (vi) IS NOT WAIVING ANY DISCRIMINATION RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THE AGREEMENT IS EXECUTED BY HIM.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

EXECUTIVE:

/s/ William D. Petsas

THE COMPANY:

EASTGROUP PROPERTIES, INC.

/s/ Marshall A. Loeb
Marshall A. Loeb
President

EXHIBIT A

Waiver and Release
to
Separation Agreement

William D. Petsas, residing at 5831 East Berneil Lane, Paradise Valley, AZ 85253 (the “Executive”) hereby executes this Waiver and Release (the “Release”) in favor of EastGroup Properties, Inc. (the “Company”).

1. (a) Executive, for himself and his heirs, successors and assigns, in consideration of the sums and benefits described in Section 2 of the Separation Agreement by and between the Company and the Executive dated as of February 21, 2017 (the “Separation Agreement”), does hereby forever discharge and release the Company, and its parent, subsidiary and affiliated companies, and its and their agents, officers, shareholders, directors, employees, insurers, successors and assigns, and each and all of the foregoing (referred to in this Release as “Releasees”) individually and collectively, from any and all claims, charges, demands, causes of action, damages, complaints, expenses and compensation which the Executive now has or may in the future have, or which any person or entity may have on his behalf, on account of or arising out of any matter or thing which has happened, developed or occurred prior to the Executive’s signing this Release, including, without limitation, all claims, charges, demands, causes of action, damages, complaints, expenses and compensation arising from the Executive’s employment with the Company, the Executive’s separation of employment with the Company, the Executive’s other relationships and dealings with the Company and other Releasees, and the Executive’s separation from such other relationships or dealings. The Executive hereby waives any and all such claims, charges, causes of action, demands, damages, complaints, expenses and compensation of any type or description that he has or might have against the Company and/or any of the other Releasees. The release, discharge and waiver under this Release includes, but is not limited to, any claims, charges, demands, causes of action, damages, complaints, expenses and compensation (collectively called “claims”) arising out of or under the following:

(i) The Age Discrimination in Employment Act of 1967, as amended, which, among other things, prohibits discrimination in employment on account of a person’s age.

(ii) Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination in employment on account of a person’s race, color, religion, sex, or national origin.

(iii) 42 U.S.C. §1981, as amended, which, among other things, prohibits certain race discrimination.

(iv) The Equal Pay Act of 1963, as amended, which, among other things, prohibits, under certain circumstances, discrimination in pay on the basis of sex.

(v) The Employee Retirement Income Security Act of 1974, as amended, which, among other things, regulates pension and welfare plans and, which, among other things, prohibits interference with individual rights protected under the statute.

(vi) The Americans With Disabilities Act, as amended, which, among other things, prohibits discrimination relating to employment on account of a person’s handicap or disability.

(vii) Executive Order 11246 (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of race and sex.

(viii) The Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of their status as a veteran or a disabled veteran.

(ix) The Rehabilitation Act of 1973, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of handicap or disability.

(x) The Immigration and Nationality Act, as amended, which, among other things, prohibits discrimination against employees because of citizenship.

(xi) The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, which, among other things, prohibits discrimination on account of a person’s service in the uniformed services of the United States or any state.

(xii) The National Labor Relations Act, as amended, which, among other things, prohibits discrimination against an employee for engaging in concerted activities.

(xiii) The Worker Adjustment Retraining and Notification Act, which, among other things, requires notice to employees prior to plant closings and mass layoffs, as defined in the law.

(xiv) Section 806 of the Sarbanes-Oxley Act of 2002, as amended, which, among other things, prohibits, under certain circumstances, discrimination against an employee for participating or assisting in an investigation or proceeding regarding violations of Federal fraud laws or Securities and Exchange Commission rules and regulations.

(xv) The Family and Medical Leave Act of 1993, as amended, which, among other things, affords employees the right under certain circumstances to take a leave from work and prohibits discrimination against employees for taking such leave.

(xvi) The Genetic Information Nondiscrimination Act of 2008, which, among other things, prohibits discrimination in employment based on genetic information.

(xvii) Section 23-15-871 of the Mississippi Code, as amended, which, among other things, prohibits an employer from requiring an individual to vote for a certain candidate in any election campaign.

(xviii) Section 45-9-55 of the Mississippi Code, as amended, which, among other things, prohibits, under certain circumstances, an employer from prohibiting the transportation or storage of firearms on the employer’s property.

(xix) Sections 71-7-1 et seq. of the Mississippi Code, as amended, which, among things, establish certain procedures regarding the use of drug and alcohol testing in employment.

(xx) Section 71-7-33 of the Mississippi Code, as amended, which, among other things, prohibits, under certain circumstances, an employer from requiring as a condition of employment that an individual abstain from smoking or using tobacco products during non-working hours.

(xxi) The Arizona Civil Rights Act, Arizona Revised Statutes §§ 41-1401 to 41-1493, which, among other things, prohibits discrimination in employment on the basis of race, color, religion, sex, disability, national origin, and age.

(xxii) The Arizona Equal Pay Law, Arizona Revised Statutes §§ 23-340 to 23-341, which, among other things, requires paying men and women the same wage for equal work.

(xxiii) Arizona Revised Statutes § 26-167, which, among other things, prohibits discrimination against National Guard members and prohibits physical or economic duress to deter enlistment in the military forces of the state of the United States.

(xxiv) The Arizona Employment Protection Act, Arizona Revised Statutes § 23-1501, which, among other things, protects against the termination of employment in retaliation for refusing to commit an act or omission that would violate a state law or for the disclosure by the employee that the employer or one of its employees has violated, is violating or will violate a state law or for the exercise of certain legal rights.

(xxv) Any Federal, State or local law or rule, regulation, executive order or guideline, including, but not limited to, those laws specifically described above.

(xxvi) All constitutional violations, defamation, wrongful discharge, attorney fees, costs, breach of contract, breach of implied contract, negligence of any kind, including, but not limited to, negligent performance of contractual obligations, breach of the covenant of good faith and fair dealing, tortious interference with business and/or contractual relationship (or prospective relationship), violation of the penal statutes, retaliatory discharge, whistle-blower’s claims, estoppel of any kind, loss of consortium, exemplary damages, negligent and/or intentional infliction of mental or emotional distress, discrimination, harassment and/or retaliation or wrongful action which has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule.

(xxvii) Any oral or written contract of employment with the Company, and/or other Releasees, express or implied, or any oral or written agreement, express or implied, purporting to establish terms and conditions of employment or addressing termination of employment.

(b) The Executive specifically understands and agrees that the separation of him from his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contract or agreement of employment exists concerning the employment of the Executive by the Company and/or other Releasees, or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement is hereby terminated and is null and void; provided that nothing herein shall terminate or invalidate that certain Indemnification Agreement which the parties entered into as of January 1, 2001, or the Executive’s rights under any directors and officers liability insurance policy maintained by the Company for the benefit of its former officers.

(c) This Release includes, but is not limited to, a waiver, discharge and release by Executive of the Company and other Releasees from any damages or relief of whatever nature or description which may arise from any of the claims waived, discharged or released including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorneys fees or costs, which may arise from any of the claims waived, discharged or released.

(d) Executive agrees that this Release may be enforced in any court, federal, state or local, and before any administrative agency or body, federal, state or local.

2. (a) Except as otherwise provided in this Section, Executive agrees not to commence or continue any action or proceeding in any court, federal, State or local, concerning any claim arising in connection with Executive’s employment with the Company or other Releasees or Executive’s separation from such employment or any other matters included in the release if and to the extent that any such claim is waived and released in this Release.

(b) Executive also agrees, except as otherwise provided in this Section, that if a claim or anything else included in the release should be prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award of money or other damages and will immediately request in writing that the claim or matter on his behalf be withdrawn.

3. The Executive agrees that if he violates any of the terms of this Release, in addition to any other remedy that the Company may have in law or in equity, the Executive, if the Company so elects, shall be liable to the Company for any and all sums of money paid to the Executive and for the costs incurred by the Company in compliance with Section 2 of the Separation Agreement and, from that date forward, if it so elects, the Company shall have no further obligation under Section 2 of the Separation Agreement, except as may be required by law. The Company’s enforcement of its rights under this Section will not affect the validity and enforceability of the release, discharge and waiver contained in this Agreement.

4. The Executive agrees to keep the terms and the existence of this Release completely confidential and shall not disclose any information concerning the existence or terms of this Release or provide a copy of this Release to anyone, except the United States Internal Revenue Service, or state tax authorities, or the United States Equal Employment Opportunity Commission, or state equal employment authorities, or a court, or State or County Unemployment Authorities, or the Executive’s attorney, or his accountant, or his lawful spouse.

5. The Executive further agrees that he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company or other Releasees or due to separation from that employment and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company or other Releasees and/or separation from that employment.

6. The Separation Agreement provides the Executive with sums of money and benefits which include sums and benefits that the Executive is not otherwise entitled to receive.

7. The Executive agrees that his separation from employment with the Company and/or other Releasees shall be final, and he shall not apply for, nor is he eligible for, employment with the Company and/or other Releasees at any time in the future. The Executive represents and warrants that he has no interest in future employment with the Company.

8. Executive represents and warrants that the Company has encouraged and advised Executive in writing, prior to signing this Release, to consult with an attorney of Executive’s choosing concerning all of the terms of the Separation Agreement, this Release and Executive’s separation from employment with the Company.

9. Executive represents and warrants that the Company has given Executive a reasonable period of time, of at least twenty-one (21) days after the Tender Date (as defined in the Separation Agreement), for Executive to consider all the terms of this Release and for the purpose of consulting with an attorney if Executive so chose. If this Release has been executed by Executive prior to the end of the twenty-one (21) day period, Executive represents that he has freely and willingly elected to do so. It is understood that the Company shall have the right to revoke the Separation Agreement any time after the end of the twenty-one (21) day period provided above if the Executive has not signed this Release prior to such revocation.

10. Executive represents and warrants that he has carefully read each and every provision of this Release and that he fully understands all of the terms and conditions of this Release.

11. Executive represents and warrants that he enters into this Release voluntarily, of his own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

12. This Release may be revoked by the Executive within seven (7) days after the date this Release is signed by the Executive, by giving written notice of revocation to:

Shelby Trusty, Director of Human Resources
190 East Capitol Street
Suite 400
Jackson, MS 39201-2152

This Release shall not become effective or enforceable until the revocation period has expired and none of the payments provided or benefits described in Section 2 of the Separation Agreement shall be made or provided until after the revocation period has expired with no revocation.

13. Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.

THE EXECUTIVE EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS RELEASE, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS RELEASE, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS RELEASE, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THE SEPARATION AGREEMENT AND THIS RELEASE.

IN ACCORDANCE WITH THE TERMS OF THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE: (i) HAS READ AND UNDERSTANDS THIS RELEASE AND KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS RELEASE WITHOUT FRAUD, DURESS, OR ANY UNDUE INFLUENCE; (ii) IS ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING BEFORE SIGNING THIS RELEASE; (iii) IS ENTITLED TO A PERIOD OF TWENTY-ONE (21) DAYS AFTER THE TENDER DATE TO CONSIDER THE TERMS OF THIS RELEASE, BUT MAY VOLUNTARILY ELECT TO SIGN THE RELEASE IN A SHORTER PERIOD OF TIME IN ORDER TO MORE QUICKLY RECEIVE THE CONSIDERATION SET FORTH IN PARAGRAPH 2 OF THE SEPARATION AGREEMENT; (iv) HAS SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS RELEASE TO REVOKE THE RELEASE, AND THE SEPARATION AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY PERIOD HAS EXPIRED; (v) IS RECEIVING PAYMENT AND OTHER CONSIDERATION FROM THE COMPANY THAT HE WOULD NOT OTHERWISE BE ENTITLED TO; AND (vi) IS NOT WAIVING ANY DISCRIMINATION RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THE RELEASE IS EXECUTED BY HIM.

IN WITNESS WHEREOF, Executive has executed this Release as of the date set forth below.

Dated: February 21, 2017 /s/ William D. Petsas